exhibit 99.2

China Automotive Systems TO ACQUIRE

Remaining Shares of Two Key Subsidiaries

- Transactions Will Be Immediately Accretive to Earnings Per Share -

WUHAN, China, August 11, 2014 -- China Automotive Systems, Inc. (“CAAS” or the “Company”) (NASDAQ: CAAS), a leading power steering components and systems supplier in China, announced today that it has entered into a Stock Exchange Agreement to acquire the remaining 20.0% minority interest in Jingzhou Henglong Automotive Parts Co., Ltd. (“Jingzhou Henglong”), and the remaining 19.0% minority interest in Shashi Jiulong Power Steering Gear Co., Ltd. (“Shashi Jiulong”), from Jiulong Machinery Electricity Manufacturing Co., Ltd. (“Jiulong Machinery Electricity”).

The Company will issue a total of 4,078,000 new common shares of CAAS stock to Jiulong Machinery Electricity as consideration for the acquisition of the minority interests. The Company will issue 3,260,000 new shares in exchange for the 20% equity interest in Jingzhou Henglong, and 818,000 new shares for the 19% equity interest in Shashi Jiulong. The shares will be issued in a private placement transaction that is exempt from registration with the U.S. Securities and Exchange Commission.

The aggregate purchase price of the acquisition will be equivalent to approximately US$ 35.2 million based on the closing price of CAAS stock of $8.62 on the Nasdaq Stock Market on August 8, 2014. The net income of the two subsidiaries totaled $27.8 million in 2013.

Hubei Henglong Automotive System Group Co., Ltd. (“Henglong Group”), a wholly owned subsidiary of CAAS, currently owns the other 80.0% and 81.0% equity interests in Jingzhou Henglong and Shashi Jiulong, respectively. The Company expects to complete these acquisitions in the third quarter of 2014. Upon completion of these acquisitions, Jingzhou Henglong and Shashi Jiulong will become wholly owned subsidiaries of the Henglong Group.

Jingzhou Henglong was founded in 1997, and it is mainly engaged in the production of rack and pinion power steering gear for cars and light-duty vehicles. Founded in 1993, Shashi Jiulong is mainly engaged in the production of integral power steering gear for heavy-duty vehicles.

Hanlin Chen, Chairman of China Automotive Systems, commented, “We are pleased to consolidate the remaining shares of two of our key subsidiaries and take full ownership. Their operations and financial results are important to the success of CAAS. With full ownership, we will benefit from having greater control over the operations and future growth of each business. We will also immediately consolidate higher net profits, which will be accretive to our net earnings per share.”

About China Automotive Systems, Inc.

Based in Hubei Province, the People's Republic of China, China Automotive Systems, Inc. is a leading supplier of power steering components and systems to the Chinese automotive industry, operating through eight Sino-foreign joint ventures. The Company offers a full range of steering system parts for passenger automobiles and commercial vehicles. The Company currently offers four separate series of power steering with an annual production capacity of over 4.0 million sets of steering gears, columns and steering hoses. Its customer base is comprised of leading auto manufacturers, such as China FAW Group, Corp., Dongfeng Auto Group Co., Ltd., BYD Auto Company Limited, Beiqi Foton Motor Co., Ltd. and Chery Automobile Co., Ltd. in China, and Chrysler N.A. in North America. For more information, please visit: http://www.caasauto.com.

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Forward-Looking Statements

This press release contains statements that are "forward-looking statements" as defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our estimates and assumptions only as of the date of this press release. These forward-looking statements include statements regarding the qualitative and quantitative effects of the accounting errors, the periods involved, the nature of the Company's review and any anticipated conclusions of the Company or its management and other statements that are not historical facts. Our actual results may differ materially from the results described in or anticipated by our forward-looking statements due to certain risks and uncertainties. As a result, the Company's actual results could differ materially from those contained in these forward-looking statements due to a number of factors, including those described under the heading "Risk Factors" in the Company's Form 10-K annual report filed with the Securities and Exchange Commission on March 31, 2014, and in documents subsequently filed by the Company from time to time with the Securities and Exchange Commission. We expressly disclaim any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

For further information, please contact:

Jie Li

Chief Financial Officer

China Automotive Systems, Inc.

Email: jieli@chl.com.cn

Kevin Theiss

Investor Relations

Grayling

Tel: +1-646-284-9409

Email: kevin.theiss@grayling.com

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